Exhibit 99.1

Micron Announces CFO Transition

Executive Vice President and Chief Business Officer Sumit Sadana appointed to additional role of Interim CFO

BOISE, Idaho, Jan. 10, 2022 – Micron Technology, Inc., (Nasdaq: MU) today announced that David Zinsner, executive vice president and chief financial officer, has resigned from the company. Zinsner started at Micron in February 2018 and is departing to join Intel Corporation as its CFO.

A formal search for a new CFO has actively commenced. Micron has appointed Executive Vice President and Chief Business Officer Sumit Sadana to the additional role of interim CFO with immediate effect through the transition period.

“Micron’s strong financial position is the result of the transformation we have driven, and we enter calendar year 2022 with confidence for continued growth,” said Micron President and CEO, Sanjay Mehrotra. “We appreciate the contributions Dave has made to the company and the solid capabilities of his finance leadership team who have helped support Micron through our evolution.”

Micron’s financial guidance for the second quarter of fiscal 2022 remains unchanged.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

© 2022 Micron Technology, Inc. All rights reserved. Information, products, and/or specifications are subject to change without notice. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

Micron Media Relations Contact
Erica Rodriguez Pompen
Micron Technology, Inc.
+1 (408) 834-1873
epompen@micron.com

Micron Investor Relations Contact
Farhan Ahmad
Micron Technology, Inc.
+1 (408) 834-1927
farhanahmad@micron.com